Exhibit 99.1

The following is a summary of select balance sheet data as of the end of each quarterly period, including the effects of the restatement for the quarters ended December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022, and September 30, 2022. The following tables and discussion provide only a summary of the effects of the restatement, and do not include all line items that have been impacted by the restatement and should be read in conjunction with the restated consolidated financial statements contained in Note 2, “Restatement of Previously Issued Consolidated Financial Statements.”

		Q4 2022	Q3 2022	Q3 2022	Q2 2022	Q2 2022	Q1 2022	Q1 2022
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
			Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported

Deferred income tax liabilities, net		35,589	34,707	37,219	34,719	37,231	34,589	37,101
Retained earnings		243,490	265,855	265,852	266,941	266,938	250,015	250,012

	Q4 2021	Q4 2021	Q3 2021	Q3 2021	Q2 2021	Q2 2021	Q1 2021	Q1 2021
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported

Deferred income tax liabilities, net	39,465	41,977	37,216	39,728	37,216	39,728	37,216	39,728
Retained earnings	243,654	243,651	248,389	248,386	225,031	225,028	221,516	221,513

During the audit of our financial statements for the period ending September 30, 2022, the Company identified an error in the calculation of the deferred tax liabilities for the fiscal years 2015 through 2019. The quarterly Unaudited information shown above details the effect of the restatement on the two impacted balance sheet accounts identified.